PROSPECTUS SUPPLEMENT

                            Interferon Sciences, Inc.

                         858,479 Shares of Common Stock

         This Prospectus Supplement relates to 858,479 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Interferon Sciences, Inc., a Delaware corporation (the "Company"), being offered by the Company.

         759,715 of such shares of Common Stock are being offered through Sunrise Securities Corp. ("Sunrise") or Preferred Technology, Inc. (collectively with Sunrise, the "Agents"), as agent. Each Agent will receive a placement fee equal to 6%, and an unaccountable expense allowance equal to 2%, of the gross proceeds of the shares sold through such Agent hereunder. If all of such shares are sold, the net proceeds to the Company, after payment of the placement fee and expense allowance, will be approximately $4,456,000. Each Agent will also receive options (the "Agent Options") to purchase 5% of the number of shares sold through such Agent hereunder at an exercise price equal to 120% of the offering price of the shares being sold through such Agent hereunder. The Agent Options will be exercisable for a period of four years, commencing on the first anniversary of the issue date, and cannot be sold, transferred, assigned, or hypothecated until such date, except that they may be assigned, in whole or in part, to any successor, officer, or partner of the Agent. This Prospectus Supplement also relates to 60,777 shares being offered to the Agents at a price equal to the offering price of the shares being sold through such Agents hereunder and 37,987 shares underlying the Agent Options. Certain prior relationships between Sunrise and the Company are described in the prospectus under the caption "Selling Stockholders."

         The Common Stock is quoted on the NASDAQ National Market System under the symbol "IFSC." On September 5, 1997, the last reported sale price of the Common Stock on the NASDAQ National Market System was $8.875 per share.
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         INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE
          OF RISK. SEE "RISK FACTORS" ON PAGES 3-11 OF THIS PROSPECTUS.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this Prospectus Supplement is September 8, 1997